Exhibit 10.34

PURCHASE AND TERMINATION AGREEMENT

THIS AGREEMENT dated for reference the 19th day of December, 2007

AMONG:                                KLAUS GENSSLER, businessman of 26 Farnham Park Drive, Houston, Texas, U.S.A., 77024, GENSSLER INVESTMENT PARTNERSHIP, LLP, a Florida Limited Liability Partnership, having an office at 2602 Juniper Court, Palm City, Florida, U.S.A., 34990, DOUGLAS D. FOOTE, businessman of 2653 Stout Street, Denver, Colorado, U.S.A., 80205 and SYNERGEX GROUP LIMITED PARTNERSHIP, a Delaware Limited Partnership, having an office at 19 Cobb Island Drive, Greenwich, Connecticut, U.S.A., 06830

(hereinafter collectively referred to as the “SM Group”)

AND:                                      GRANDCRU RESOURCES CORPORATION, a body corporate duly incorporated and existing under the laws of the Province of British Columbia, Canada and having an office at Suite 1780-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6

(“Grandcru”)

AND:                                      MINERA PAREDONES AMARILLOS, S.A. DE C.V., a body corporate duly incorporated and existing under the laws of the United Mexican States and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127.

(“MPA”)

AND:                                      VISTA GOLD CORP., a body corporate duly incorporated and existing under the laws of the Yukon Territory, Canada and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“Vista” and together with the SM Group, Grandcru and MPA, the “Parties”)

WHEREAS:

A.            Grandcru and Vista have entered into a letter agreement dated December 19, 2007 (the “Purchase Agreement”), pursuant to which, among other things, Grandcru has agreed to terminate and relinquish all of its title to and interests in the mining concessions set out in Appendix A attached hereto (the “San Miguel Concessions”), upon the terms and conditions set forth in the Purchase Agreement;

B.            The SM Group and Minera GRC, S.A. de C.V. (“Minera GRC”) entered into an option agreement dated for reference the 24th day of February 2004 (the “Option Agreement”);

C.            The SM Group and Grandcru entered into an agreement of guarantee dated for reference the 24th day of February 2004 (the “Agreement of Guarantee”) pursuant to which Grandcru irrevocably and unconditionally guaranteed to the SM Group the full and timely performance by Minera GRC of each and every obligation of Minera GRC under the Option Agreement;

D.            the Agreement of Guarantee and the Option Agreement contemplate that Minera GRC is a body corporate incorporated under the laws of the United Mexican States and is a subsidiary of Grandcru, nonetheless, Minera GRC, to the best of the knowledge of Grandcru, has never been incorporated under the laws of the United Mexican States and is not a subsidiary of Grandcru and as a result, Grandcru is obligated under the Agreement of Guarantee to perform Minera GRC’s obligations under the Option Agreement; and

E.             in connection with the Purchase Agreement, Grandcru and the SM Group wish to terminate the Option Agreement and the Agreement of Guarantee and Vista wishes to purchase, through its Mexican subsidiary MPA, and the SM Group wish to sell, through Minera Reina Isabel, S.A. de C.V. (“MRI”), a Mexican company, to Vista, through its Mexican subsidiary, MPA, the San Miguel Concessions subject to the terms and conditions contained in this agreement.

NOW, THEREFORE in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.                          Representations and Warranties of the SM Group.

1.1                                  The SM Group represents and warrants to Vista and MPA that to the best of its knowledge, information and belief, without making any other inquiries or otherwise undertaking any investigation:

(a)                                  no person other than MRI and the SM Group has any interest in any of the mining concessions comprised in the San Miguel Concessions (as set forth in Appendix A attached hereto) or production therefrom derived by, through or under the SM Group or Compañía Minera Mariposa, S.A. de C.V.; and

(b)                                 there has been no material violation of the applicable mining, labour, environmental and taxation laws in the course of operations on the San Miguel Concessions, other than the failure to pay certain taxes or concession fees, or both.

1.2                                 The SM Group represents and warrants to Vista and MPA that it has the full right and authority to enter into this agreement and to cause MRI to transfer to Vista or MPA all of SM Group’s right, title and working interest in and to the San Miguel Concessions in accordance with the provisions contained herein.

2.                             Representation and Warranty and Indemnity of the San Miguel Group and of Grandcru.  Grandcru and the SM Group represent and warrant to Vista and to MPA that the San Miguel Concessions are free and clear from the net smelter return royalty agreed to on October 25, 1996 in favor of Compañía Minera Mariposa, S.A. de C.V. (the “1996 NSR Royalty”) and each of Grandcru and the SM Group, jointly and severally, hold Vista and MPA free and harmless from any and all claims that could be initiated against Vista, MPA and their successors and assigns, by any party that may claim to be holder of the 1996 NSR Royalty and to indemnify, Vista, MPA and their affiliates, successors and assigns, and their directors, officers, employees, agents and attorneys from and against all costs, expenses, damages or

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liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of any claim in any way related or connected to an attempt to enforce the 1996 NSR Royalty.

3.                             Purchase and Sale.  The SM Group hereby agrees to sell, through MRI, and Vista hereby agrees to purchase, through its Mexican subsidiary, MPA, on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”), all of the rights, title and interest of the SM Group and MRI in and to the San Miguel Concessions and all interest in minerals or mineral tenures, or any rights or options to acquire any such interest(s) in consideration for: (i) US$75,000 payable in cash to the SM Group on the Effective Date, and (ii) the grant to the SM Group of a net smelter return royalty (the “NSR”) with respect to the production of minerals from the San Miguel Concessions, as described in Appendix B attached hereto.  For greater certainty, a breach of, failure of or inaccuracy in any one or more of the declarations, representations or warranties in the Contract of Assignment entered into, or to be entered into, between MRI and MPA will not effect the valid and binding nature of this Agreement (including the NSR).

4.                             Net Smelter Return Royalty Buy-Down.

4.1           The SM Group hereby grants to Vista and MPA the right to buy up to a 100% interest in the NSR by making a one time payment to the SM Group at any time.  The amount of the payment required to purchase the entire NSR shall be US$1,000,000.  If a lesser percentage of the NSR is to be purchased, the US$1,000,000 payment shall be pro rated accordingly.  For example, if one half of the NSR is intended to be purchased, the required purchase price shall be one half of US$1,000,000.

4.2           On exercise of the buy-down granted in subsection 4.1, the Parties shall execute all such documentation as may be reasonably required to complete the same.

5.                             Costs and Fees.  Each Party shall be responsible for payment of its own expenses, including legal and accounting fees, in connection with the execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are completed.

6.                             Termination of the Option Agreement and the Agreement of Guaranty:  Each of Grandcru, on its own behalf and on behalf of Minera GRC, and the SM Group acknowledge and agree that effective as of the Effective Date, the Option Agreement and the Agreement of Guarantee are terminated, without any further act or formality, and the Option Agreement and the Agreement of Guarantee are of no further force or effect as of such date.

7.                             Assignment:  Vista may not transfer or assign its interest in the San Miguel Concessions, unless it has obtained the prior written consent of the SM Group, which consent will not be unreasonably withheld.

8.                             Further Assurances:  Each of the Parties shall at all times hereafter execute and deliver, at the request of another Party, all such further documents and instruments and shall do and perform all such further acts as may be reasonably required by that other Party to give full effect to the intent and meaning of this Agreement.

9.                             Binding Effect:  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

10.                           Time of Essence:  Time shall be of the essence of this Agreement.

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11.                           Governing Law:  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.                           Counterparts:  This Agreement may be executed by the parties and transmitted by facsimile or other electronic means, and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GENSSLER INVESTMENT PARTNERSHIP LLP

/s/ Klaus Genssler	By:	/s/ Rolf Genssler
KLAUS GENSSLER		General Partner

SYNERGEX GROUP LIMITED PARTNERSHIP

/s/ Douglas D. Foote	By:	/s/ Gerald Munera
DOUGLAS D. FOOTE		General Partner

GRANDCRU RESOURCES CORPORATION		MINERA PAREDONES AMARILLOS, S.A. DE C.V.

By:	/s/ Brian Leeners	By:	/s/ Howard M. Harlan
	Authorized Signatory		Howard Harlan, Legal Representative

VISTA GOLD CORP.

By:	/s/ Howard M. Harlan
Howard Harlan, Vice President, Business Development

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APPENDIX A

SAN MIGUEL CONCESSIONS

Claim Name	Title Number	Surface Area

Norma	177858	150.0000 hectares
San Manuel	188187	55.7681 hectares
El Padre Santo	196148	50.0000 hectares
Santo Niño	211513	44.0549 hectares
El Faisan	211471	2.6113 hectares
Patricia	212775	26.2182 hectares
Martha I	213234	46.6801 hectares
San Pedro	212753	9.0000 hectares
San Pablo	212752	11.1980 hectares
Nueva Esperanza	184912	33.0000 hectares
San Miguel	185761	11.7455 hectares

A-1

APPENDIX B

NSR

MPA shall pay to the SM Group a NSR equal to two per cent (2%) of the Net Value of all ores, minerals, metals, and materials mined and removed from the San Miguel Concessions and sold or deemed to have been sold by or for MPA or MPA’s designee.  The NSR shall be paid to the members of the SM Group in the following proportions:  Synergex Group Limited Partnership 45.25%, Genssler Investment Partnership LLP 22.625%, Klaus Genssler 22.625% and Douglas D. Foote 9.5%.  Vista guarantees the timely and full payment by MPA of the NSR to the SM Group.  The obligation to pay NSR shall accrue upon the outturn of refined metals meeting the requirements of the specified published price to the account of MPA or MPA’s designee (or to a third party account for the benefit of MPA or MPA’s designee) or the sooner sale of unrefined metals, dore, concentrates, ores or other mineral products or materials as hereinafter provided.

a.             As used herein. Net Value means the Gross Value (as defined below) of such ores, minerals, metals or materials, less:

1.             all costs, charges and expenses paid or incurred by MPA or MPA’s designee with respect to products of such ores, minerals or materials for treatment in the smelting and refining processes (including handling, processing, and provisional settlement fees, representation costs, penalties, and other processor deductions);

2.             all costs, charges and expenses paid or incurred by MPA or MPA’s designee for transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of ores, minerals, concentrates or other products or materials from the San Miguel Concessions to the place of smelting and refinery treatment and then to the place of sale; and

3.             sales, use, severance, net proceeds of mine, and ad valorem taxes and any other tax on or measured by mineral production from the San Miguel Concessions or the value of such production (other than income taxes).

b.             As used herein, Gross Value shall have the following meanings for the following categories of metals, minerals, minerals products and other materials produced from the San Miguel Concessions and sold or deemed sold by MPA or MPA’s designee, calculated each calendar month:

1.             If MPA or MPA’s designee causes refined gold meeting or exceeding generally accepted commercial standards for the sale of refined gold (it being understood that the specification for refined gold published by the London Bullion Market Association presently meets such standards) to be produced from ores mined from the San Miguel Concessions, for purposes of determining the NSR the refined gold shall be deemed to have been sold at the Monthly Average Gold Price (as defined below) for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Gold Production (as defined below) during the calendar month by the Monthly Average Gold Price.  As used herein, Gold Production means the quantity of refined gold outturned to MPA’s or MPA’s designee’s pool account (or to a third party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for gold produced from the San Miguel Concessions on either a provisional or final settlement basis.  As used herein, Monthly Average Gold Price means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in the month for which such prices were reported.

2.             If MPA or MPA’s designee causes refined silver meeting or exceeding generally accepted commercial standards for the sale of refined silver (it being understood that the specification for refined silver published by Handy & Harman presently meets such standards) to be produced from ore mined from the San Miguel Concessions, for purposes of determining the NSR the refined silver shall be deemed to have been sold at the Monthly Average Silver Price (as defined below) for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Silver Production (as defined below) during the calendar month by the Monthly Average Silver Price.  As used herein, Silver Production means the quantity of refined silver out turned to MPA’s or MPA’s designee’s pool account (or to a third party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for silver produced from the San Miguel Concessions on either a provisional or final settlement basis.  As used herein, Monthly Average Silver Price means the average London Bullion Market Association daily Silver Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in the month for which such prices were reported.

3.             If MPA or MPA’s designee causes refined or processed metals other than refined gold and silver to be produced from ores mined from the San Miguel Concessions, for purposes of determining the NSR the refined or processed metal shall be deemed to have been sold at the Monthly Average Metal Price (as defined below) for such metal for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Other Metal Production (as defined below) of such metal during the calendar month by the Monthly Average Metal Price for such metal. As used herein, “Other Metal Production” means the quantity of a metal outturned to MPA’s or MPA’s designee’s pool account (or to a third-party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for such metal produced from the San Miguel Concessions on either a provisional or final settlement basis.  As used herein, Monthly Average Metal Price means the average price of such metal for immediate delivery in an established North American market or on the London Metal Exchange, as selected by MPA or MPA’s designee, as published in Metals Week or a similar publication, calculated by dividing the sum of all such prices reported for such metal for the calendar month by the number of days in the month for which such prices were reported.

4.             If MPA or MPA’s designee sells raw ores principally valuable for their precious metals content or concentrates of precious metals or dore produced from ores mined from the San Miguel Concessions, then the Gross Value shall be calculated as set forth above in Paragraphs b.l, b.2, and b.3 except that the Gold Production, Silver Production or Other Metal Production shall, in each case, be equal to the gold, silver and other metals contained in such raw ores, concentrates or dore sold in the calendar month multiplied by (i) the recovery rate contractually determined between MPA or MPA’s designee and an independent third-party processor or (ii) if there is not a specifically contracted recovery rate, then by an assumed recovery rate equal to the average recovery rate for such metal during beneficiation of such ores by an independent third-party processor for the latest calendar quarter ended prior to such calendar month in which ores, concentrates or dore from the San Miguel Concessions were beneficiated, and in the event that such ores have not been so beneficiated during any such calendar quarter, the recovery rate shall be the actual recovery rate experienced by the independent third-party purchaser of such ores, concentrates or dore.

5.             In the event that MPA or MPA’s designee sells other raw ores, concentrates, other products produced from ores, or other materials mined or produced from the San Miguel Concessions, then the Gross Value shall be equal to the amount of the proceeds actually received by MPA or MPA’s designee during the calendar month from the sale of the same in an arms-length transaction with an independent third party. If the sale transaction is not an arms-length transaction with an independent third party, then the Gross Value shall be equal to the amount of the proceeds that would have been received in a bona fide arms-length transaction with an independent third party.

c.             MPA or MPA’s designee shall have the right to mix or commingle, at any location and either underground or at the surface, any ores, metals, minerals, mineral products or other materials from the San Miguel Concessions with any ores, metals, minerals, mineral products or other materials from other lands, provided that MPA or MPA’s designee shall determine the weight and volume of, and shall sample and analyze the sample of all such ores, metals, minerals, mineral products and other materials before the same are mixed or commingled.  Any such determination of weight and volume, sampling and analysis shall be done in accordance with practices and procedures generally accepted as sound throughout the North American mining industry.  The weight or volume (as appropriate) so determined and the analysis results shall be used as the basis to calculate that portion of the refined gold, silver, other metals, raw ores, concentrates, other products produced from ores, or other materials from or constituting the portion of the mixed or commingled materials which constitutes Gold Production, Silver Production, Other Metal Production, or other raw ores, concentrates, other products produced from ores or other materials on which a NSR is due under this Appendix B.  A sealed split of each sample and a copy of the record of the weight and volume determination, analysis procedure and analysis results shall be maintained by MPA or MPA’s designee for the period of time provided in paragraph (h), below, for the SM Group to have audited the accounts and records of MPA or MPA’s designee pertaining to the material contained in the sample.  The SM Group may itself inspect or cause to be inspected such determination and analysis records and may require the sealed sample to be sent for analysis by an independent laboratory selected by the independent auditor provided for in paragraph (h).  The independent laboratory results shall be determinative and the cost of analysis shall be borne on the same basis as provided for audit costs in paragraph (h).

d.             Where outturn of refined metals is made by an independent third-party refinery on a provisional basis, the Gross Proceeds shall be based upon the amount of refined metal credited by such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery.

e.             The SM Group acknowledges that the purpose of paragraphs b.1, 2 and 3 above is to pay the SM Group a NSR on the basis of the value of the refined gold, silver and other refined or processed metals produced from ores mined from the San Miguel Concessions as established by the London Bullion Market Association P.M. Gold Fix for gold, the average London Bullion Market Association daily Silver Fix for silver, and the North American or London Metal Exchange published price in Metals Week for any other metal subject to royalty on a published price basis, regardless of the price or proceeds actually received by MPA or MPA’s designee or any affiliate for or in connection with such metal, or the manner in which a sale of refined metal to a third party is made by MPA or any affiliate. The SM Group further acknowledges that MPA or MPA’s designee or any affiliate shall have the right to market and sell or refrain from selling refined gold and silver and other refined or processed metal produced from the San Miguel Concessions in any manner it may elect, and that MPA or MPA’s designee and its or their affiliates shall have the right to engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of gold or silver or other metals produced from the San Miguel Concessions. The SM Group specifically acknowledges and agrees that the NSR shall not apply to, and the SM Group shall not be entitled to participate in, the proceeds generated by MPA or MPA’s designee or its or their affiliates in Trading Activities or in the actual marketing or sales of refined gold and silver and other metals. MPA and MPA’s designee shall not be entitled to deduct from Gross Proceeds any losses suffered by MPA or MPA’s designee or its or their affiliates in Trading Activities in determining the Net Proceeds of any refined or processed metal subject to the NSR.

f.              NSR payments shall become due and payable quarterly on the last day of the month next following the end of the calendar quarter in which the same accrued. NSR payments shall be accompanied by a statement showing in reasonable detail on a calendar month basis the quantities and grades of the refined metals, dore, concentrates, other mineral products, ores or other materials produced from the San Miguel Concessions and sold or deemed sold by MPA or MPA’s designee in the preceding calendar quarter; the date of outturn or sale; the monthly average price determined as provided above for refined or processed metals on which NSR is due; the proceeds of sale for other mineral products or other materials on which NSR is due under paragraph b.5, above; deductions applied to derive Net Value from Gross Value; and other pertinent information in sufficient detail to explain the calculation of the NSR payment.

g.             Quarterly royalty statements shall also list the quantity and quality of any gold or silver dore which has been retained as inventory for more than sixty (60) days. The SM Group shall have fifteen (15) days after receipt of the statement to either (1) request that the dore be deemed sold as provided in paragraphs b.1, 2 and 3, above, as of the fifteenth day after receipt of such statement utilizing the mine weights and assays for such dore and utilizing a deemed charge for all deductions specified in paragraph a. above, which shall be based upon the most recent charges to MPA or MPA’s designee for such services by an unaffiliated third party, or (2) elect to wait until the time that refined gold or silver or other refined or processed metal from such dore is actually outturned to MPA or MPA’s designee or such dore is sooner sold by MPA or MPA’s designee. The failure of the SM Group to respond within such time shall be deemed to be an election under (2) above.  No NSR shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates actually are sold.

h.             All NSR payments shall be considered final and in full satisfaction of all obligations of MPA with respect thereto, unless the SM Group gives MPA written notice describing and setting forth a specific objection to the determination thereof within one hundred twenty (120) days after receipt by the SM Group of the quarterly royalty statement.  If the SM Group objects to a particular quarterly statement as herein provided, the SM Group shall, for a period of sixty (60) days after MPA’s receipt of notice, and at a reasonable time, have the right to have accounts and records of MPA’s or MPA’s designee or both relating to the calculation of the NSR in question audited by a certified public accountant reasonably acceptable to the SM Group and to MPA, and MPA shall cooperate in such audit in every way reasonably requested by the auditor.  Any internationally recognized major accounting firm proposed by the SM Group and not having performed work for either party within the 18 months prior to such proposal shall be deemed mutually acceptable.  If such audit determines that there has been a deficiency or an excess in the payment made to the SM Group, such deficiency or excess shall be resolved by adjusting the next quarterly NSR payment due hereunder, or by prompt payment by the party owing money in the event there are no further, or insufficient, future NSR payments.  The SM Group shall pay all costs of such audit unless a deficiency of five percent or more of the amount due to the SM Group is determined to exist.  MPA shall pay all costs of such audit if a deficiency of five percent or more of the amount due to the SM Group is determined to exist.  All books and records used by MPA or MPA’s designee to calculate Production Royalties due hereunder shall be kept in accordance with United States or Canadian generally accepted accounting principles consistently applied.  Failure on the part of the SM Group to make claim on MPA for adjustment in such 120-day period shall establish conclusively for all purposes the correctness of that quarterly royalty statement.

i.              All NSR payments shall be made to the SM Group in United States Dollars at the address for notices to the SM Group.  Each payment shall be deemed made if a check drawn on a U.S. bank or a U.S. funds bank draft issued by a Canadian Chartered Bank or a U.S. funds bank draft issued by a principal Mexican commercial bank in the amount payable is dispatched to each of the respective members of the SM Group by recognized international courier service on or before the date the payment is to be made and such check or bank draft is honored in due course when presented to the bank upon which it is drawn.

j.              All acts and omissions by MPA’s designee in respect of the subject matter of this Appendix B shall be deemed to be acts and omissions of MPA.